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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP
                              Palo Alto, California


                                December 28, 1998



Verilink Corporation
145 Baytech Drive
San Jose, California  95134

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on December 28, 1998, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your common stock, $.01 par value (the "Common Stock") issuable upon exercise of options which have been and will be granted pursuant to the Amended and Restated 1993 Stock Option Plan and an additional 200,000 shares of Common Stock which will be issuable under the 1996 Employee Stock Purchase Plan, as amended (collectively, the "Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the shares of Common Stock or options to purchase shares of Common Stock under the Plans (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                Morrison & Foerster LLP